Contact: Barbara B. Lucas
                                        Senior Vice President - Public Affairs
                                        410/716-2980

                                        Mark M. Rothleitner
                                        Vice President - Investor Relations
                                        and Treasurer
                                        410/716-3979


FOR IMMEDIATE RELEASE:  Friday, December 15, 2000

SUBJECT: Black & Decker Lowers Earnings Expectations for Fourth Quarter 2000 and for 2001

TOWSON, MD - The Black & Decker Corporation (NYSE:BDK) today announced that, due primarily to significantly lower-than-anticipated sales in U.S. Power Tools and Accessories and earnings declines in its European power tools business, earnings for the fourth quarter of 2000, excluding non-recurring items, are anticipated to be $.95 - $1.05 per diluted share. Consequently, diluted earnings per share for the full year, excluding non-recurring items, are expected to be $3.48 - $3.58 versus $3.40 in 1999.

     Sales for the fourth quarter of 2000 are likely to be approximately 6% lower than in the fourth quarter of 1999. Although some manufacturing operations have been closed for the remainder of the year in order to manage inventory levels, the Corporation anticipates that year-end inventory will be approximately $800 million.

     The Corporation also indicated that, if economic weakness in the U.S. and Europe continues, it anticipates that sales and diluted earnings per share will be flat or down modestly for the first half of 2001 versus the same period of 2000. For the full year 2001, however, sales, excluding foreign currency effects, and diluted earnings per share are expected to increase approximately 4% and approximately 10%, respectively, over 2000 levels, reflecting the significant number of new products scheduled for introduction in the second half of the year and anticipated expense reductions throughout the year. The Corporation will provide further information on the outlook for 2001 when it announces 2000 earnings in January.

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Page Two

     Nolan D. Archibald, Chairman and Chief Executive Officer, commented, "The slowdown in the U.S. and European economies and the related impact on fourth-quarter sales, particularly because of inventory adjustments by some of our major power tools and accessories customers, was much more substantial than we had expected. As a result, our prior sales and earnings estimates will not be achieved. Our current view is that operating income in Power Tools and Accessories will be down from the fourth quarter of 1999 because of lower sales and the negative impact of price reductions, especially in our accessories business, in anticipation of higher sales volumes that have not materialized during the quarter. In addition, operating margins in our European power tools business remain under strong pressure due to currency, price competition in consumer power tools, lower manufacturing volumes, and incremental costs associated with the start-up of the central distribution facility. The temporary shutdown of some power tool plants around the world to reduce inventories also will have a negative effect on margins in the quarter.

     "Having met or exceeded Wall Street expectations for 15 consecutive quarters, we are particularly disappointed with these developments. We are confident, however, that we have made the right investments to achieve long-term growth in our core power tools and accessories business and are better positioned than our competitors. We have excellent products, leading market share positions, and prime shelf space in our retail channels, and we continue to strengthen our share position, especially in our U.S. professional and consumer tool businesses. Our strategy to invest internally in engineering and other new-product resources has produced great success in developing our DEWALT franchise and reinvigorating our Black & Decker consumer tool business. It has given us a competitive edge in the marketplace that will enable us to withstand this slowdown and regain momentum as economic conditions improve, and has fundamentally strengthened our company for the long term. We intend to maintain our commitment to strengthening our new-product capabilities and believe that this strategy will pay off handsomely in the second half of 2001 and beyond.

     "We anticipate that the slower U. S. and European economies and challenges in our European business will continue into the first half of 2001. In response, we are taking actions to realign our expense structure to our new sales estimate. In addition, a wide range of innovative new products and more sales from new DEWALT products than ever before will have a significant positive impact on the second half of the year. In conjunction with our expense reduction efforts, these new products should enable us to increase sales and operating income in the second half of 2001.

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Page Three

     "Although sales in our Hardware and Home Improvement and Fastening and Assembly Systems businesses are also weaker than expected due to the slowing U.S. economy, fourth-quarter sales in each of these segments are likely to be flat or up slightly versus last year. In comparison to the fourth quarter of 1999, operating income is expected to improve in Hardware and Home Improvement and to decline modestly in Fastening and Assembly Systems, primarily due to sales mix and pricing pressure."

     The Corporation will hold a conference call today at 10:00AM EST to discuss its business performance. A webcast of the call will take place simultaneously and can be accessed by visiting www.vcall.com. A replay of the call will be available at Vcall's website through 5:00PM EST, Monday, December 18, 2000.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission including the Current Report on Form 8-K, filed December 15, 2000.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
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